Exhibit 3.2

INLAND REAL ESTATE INCOME TRUST, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Inland Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), is hereby amended to decrease the par value of the shares of common stock of the Company issued and outstanding immediately prior to the filing of these Articles of Amendment from $.0025 per share to $.001 per share.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Company, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Company effected by the amendment to the Charter as set forth above.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 16th day of January, 2018.

ATTEST:		INLAND REAL ESTATE INCOME TRUST, INC.

		By:	/s/ Mitchell A. Sabshon		(SEAL)
/s/ Cathleen M. Hrtanek			Name:	Mitchell A. Sabshon
Name: Title:	Cathleen M. Hrtanek Secretary		Title:	President and Chief Executive Officer